Exhibit 99.1

Translation From Japanese contract between Mizuho Bank Co Ltd and Rex Tokyo Co Ltd.

Financial Loan Document
Mizuho Bank Co. Ltd.

18th January 2005

On behalf of Rex Tokyo Co. Ltd.
Tokyo-to, Adachi-ku, higashi-hokima,
Mr. Hiroyuki Ejima, CEO

We, the borrower, have agreed on the following terms and for the following amount to receive a loan from Mizuho Bank Co. Ltd.

Details:

Borrowed Amount: YEN 100,000,000
Borrowing Date: Jan 20, 2005
Final Repayment Due Date: March 31, 2008
If repayment date falls on holiday, then repayment shall be made on following work day.

Repayment Schedule:
Number of repayments: 13
First repayment: March 2005
Repayments made every 3 months

First 12 months of equal amounts of YEN 7,692,000
Final payment of YEN 7,696,000

Use of loan proceeds: working capital

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                                   Conditions:

1. Agreement to conditions.

         The borrower has no objection to the terms of this agreement

2. Special conditions if installment loan

         (1) If the borrower has elected to receive a loan on a installment receipt basis, the borrower accepts that the bank due to internal reasons may decide to delay or stop entirely any installment from the second installment.

         (2) If at the borrowers request there is a need to change the terms of an installment loan, a request should be made to the bank as soon as possible. Terms will be agreed between the borrower and bank at that time.

         (3) If the borrower falls under any of condition 5 of the banks conditions, notwithstanding the existence of this contract, the bank has the right to reduce or terminate entirely the loan amounts.

3. Interest to be deducted from account

         (1) The borrower will ensure that sufficient funds for repayment of loan money and interest are deposited in the account that has been designated for automatic deduction by the bank for repayment of loan. On the designated date, the bank has the authority to deduct the amount of repayment and interest without further request of the borrower.

         (2) If the amount of money in the designated account does not match the amount required for repayment, the bank may deduct the money in the account on that date, and further when additional money is added to the account may deduct that to cover the total payment required.

4. Expenses

         The cost of producing and any issues that arise out of this contract shall be borne by the borrower.

5. Deduction from account

         (1) Any expense resulting from the Trust Guarantee Association, registration cost (inclusive of legal fees), printing etc. shall be borne by the borrower. The bank may deduct from the account such amounts to cover the cost as required.

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         (2)      The bank may invoke the preceding point in accordance with article 3.

6. Interest recalculation

         The bank has the right to recalculate the interest at the end of each regular period.

7. Restrictions on conditions of loan

         If the borrower presents any of the following reasons, the bank may determine to recalculate the spread for this loan

         (1) If the borrower during the period of this loan furnishes an end of year financial report showing a loss on their profit and loss accounts.

         (2) If the borrower during the period of this loan furnishes and end of financial year report showing a minus equity position on their balance sheet.

         (3) If the borrower does not have an audit company engaged to produce an audit report, and if during the period of this loan, the borrower has a large loss attributable to its accounts

         (4) If based on the condition of the borrowers financial accounts and documentation, the bank feels for any reason the trust level between the bank and borrower has decreased and the borrower can not explain sufficiently the change in condition of trust.

8. Penalty rates

         Notwithstanding article 3 of this contract, if the borrower does not make due payments to the bank, it shall be liable to pay the bank penalty rates of an additional 2% p.a. on the base contracted interest rate or 14% p.a. whichever is the higher. The calculation of interest shall be made with 365 days being calculated for 1 year.

9. Early return of funds

         If the borrower wishes to return all or a part of the funds prior to the contract expiry date, they will need to obtain the approval of the bank.

10. Penalty for early return of funds

         If the borrower obtains the approval of the bank to return part or all of the funds prior to the expiry date of the contract, or if under article 5 of this contract the borrower does not have sufficient funds

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         in the account to pay the bank on the due date, the borrower will be liable to the bank for any losses. In this case the bank may calculate the opportunity cost of this early or non-payment in determine the amount of penalty it may impose on the borrower. This may be with regard to external and internal interest rates.

11. Report of the guardian

         1. by court judgment, in case the guardianship needed, guardian related information should be reported by letter immediately.

         2. by court judgment, in case voluntary guardian supervisor be selected, related information should be reported by letter immediately.

         3. in case received the judgment of a guardianship already, related information should be reported by letter immediately as noted in section 1 and 2.

         4. cancellation or modification upon above section 1, 2, and 3 occurs, necessary information should be reported by letter immediately.

         5. the borrower will bear expenses or damages due to negligence in reporting above sections.

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